Exhibit 99.1
PROTALIX BIOTHERAPEUTICS ANNOUNCES FRENCH ATU GRANTED FOR TALIGLUCERASE ALFA FOR THE TREATMENT OF GAUCHER DISEASE
CARMIEL, Israel, July 13 — Protalix BioTherapeutics, Inc. (NYSE-Amex: PLX) announced today that the French regulatory authority has granted an Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use, for taliglucerase alfa for the treatment of Gaucher disease. An ATU is the regulatory mechanism used by the French Health Products and Safety Agency to make non-approved drugs available to patients in France when a genuine public health need exists. This ATU allows patients with Gaucher disease in France to receive treatment with taliglucerase alfa before marketing authorization for the product is granted in the European Union. Payment for taliglucerase alfa has been secured through government allocations to hospitals.
“We are pleased to be able to provide taliglucerase alfa to Gaucher patients in France under the ATU program,” said Dr. David Aviezer, President and Chief Executive Officer of the Company.
About Gaucher disease
Gaucher disease, an inherited condition, is the most prevalent lysosomal storage disorder, with an incidence of about 1 in 20,000 live births. People with Gaucher disease do not have enough of an enzyme, beta-glucosidase (glucocerebrosidase), that breaks down a certain type of fat molecule. As a result, lipid engorged cells (called Gaucher cells) amass in different parts of the body, primarily the spleen, liver and bone marrow. Accumulation of Gaucher cells may cause spleen and liver enlargement, anemia, excessive bleeding and bruising, bone disease and a number of other signs and symptoms.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with the FDA for Gaucher disease. The Company’s new drug application (NDA) for taliglucerase alfa has been accepted by the U.S. Food and Drug Administration (FDA) and granted a Prescription Drug User Fee Act (PDUFA) action date of February 25, 2011.

Safe Harbor Statement
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. The Temporary Authorization for Use from the French Health Products does not guarantee that taliglucerase alfa will receive regulatory approval in the European Union or elsewhere. Factors that might cause material differences include, among others, risks relating to: the successful completion of our clinical trials; the review process of the FDA, the EMEA, other foreign regulatory bodies and other governmental regulatory bodies, including the FDA’s and the EMEA’s review of any filings we make in connection with the treatment protocol for taliglucerase alfa, including the risk that regulatory authorities may find that the data from our clinical trials and other studies is insufficient for regulatory approval; delays in the FDA’s, the EMEA’s or other health regulatory authorities’ approval of any applications we file or refusals to approve such filings, including the NDA we filed with the FDA or taliglucerase alfa for the treatment of Gaucher disease; refusals by such regulatory authorities to approve the marketing and sale of a drug product even after acceptance of an application we file for any such drug product; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated by clinical trials of drug products, the FDA, EMEA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain approval from the FDA, EMEA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operation by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Investor Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com